Exhibit 12 (b)

                             BNP U.S. FUNDING L.L.C.
                             -----------------------
                Computation of ratio of earnings to fixed charges
                 and preferred securities dividend requirements
                          (in thousands, except ratios)



                                                              Three-month period
                                                            ended March 31, 2001
                                                            --------------------
Net Income....................................................     $16,789.00
                                                                   ----------
Fixed Charges
         Trustee Fees.........................................          30.00
         Audit Fees...........................................          13.50
         Administrative Fees..................................         189.61
                                                                   ----------

Total Fixed Charges...........................................         233.11
                                                                       ------
Earnings before fixed charges.................................     $17,022.11
                                                                    =========

Fixed charges, as above.......................................      $  233.11
Preferred securities dividend.................................            ---
                                                                    ---------
Fixed charges including preferred securities dividends........      $17,022.11
                                                                    ==========
Ratio of earnings to fixed charges and preferred securities...           73.02
                                                                    ==========